Exhibit 99.1

KCG Holdings, Inc.
545 Washington Boulevard Jersey City, New Jersey 07310
1 201 222 9400 tel
1 800 544 7508 toll free www.kcg.com

KCG ANNOUNCES SALE OF KCG HOTSPOT TO BATS GLOBAL MARKETS

Transaction is expected to increase KCG’s tangible book value by approximately $2.00 per share

JERSEY CITY, New Jersey – January 28, 2015 – KCG Holdings, Inc. (NYSE: KCG) today announced it has entered into a definitive agreement to sell KCG’s spot FX trading venue, KCG Hotspot, to BATS Global Markets. The transaction is expected to be completed in the second quarter of 2015.

Under the terms of the agreement, KCG will receive $365 million in cash upon the close of the transaction. In addition, the parties have agreed to share certain tax benefits, which could result in further payments to KCG of up to approximately $70 million in the three-year period following the close. Upon the close, the transaction is expected to increase KCG’s tangible book value by approximately $2.00 per share.

Daniel Coleman, Chief Executive Officer of KCG, remarked, “The sale of Hotspot is expected to realize significant value for KCG’s shareholders while simultaneously allowing us to continue to focus on the expansion of our global FX client market making business. Upon completion of the deal, our focus will be on putting the cash to good use for KCG and our shareholders.”

Joe Ratterman, Chief Executive Officer of BATS, said “Hotspot is an innovative foreign exchange leader which will become an important part of our expanding global footprint, and we are excited to welcome their highly-regarded team to BATS Global Markets. Their FX expertise and reputation, along with our technology excellence and global presence, will make for a powerful combination and enable us to have a meaningful and significant impact on the direction of the FX market in the years to come.”

Coleman continued, “After conducting a thorough and competitive process, it became clear that BATS is the right strategic partner for Hotspot, as well as its clients and employees. BATS and Hotspot share a commitment to technological excellence. This, coupled with the experience, resources and insights derived from operating global multi-asset class markets, ensures that BATS is well positioned to further accelerate Hotspot’s growth.”

Hotspot caters to a broad group of trading participants, providing institutions, dealers and retail broker clients with spot foreign exchange executions through an advanced, fully electronic platform.

KCG was advised on the transaction by Jefferies LLC and Sullivan & Cromwell LLP.

About KCG

KCG is a leading independent securities firm offering investors and clients a range of services designed to address trading needs across asset classes, product types and time zones. The firm combines advanced technology with exceptional client service across market making, agency execution and venues. KCG has multiple access points to trade global equities, fixed income, currencies and commodities via voice or automated execution. www.kcg.com

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These “forward-looking statements” are not historical facts and are based on current expectations, estimates and projections about KCG’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Any forward-looking statement contained herein speaks only as of the date on which it is made. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with: (i) the strategic business combination (the “Mergers”) of Knight Capital Group, Inc. (“Knight”) and GETCO Holding Company, LLC (“GETCO”), including, among other things, (a) difficulties and delays in integrating the Knight and GETCO businesses or fully realizing cost savings and other benefits, (b) the inability to sustain revenue and earnings growth, and (c) customer and client reactions to the Mergers; (ii) the August 1, 2012 technology issue that resulted in Knight’s broker-dealer subsidiary sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market and the impact to Knight’s business as well as actions taken in response thereto and consequences thereof; (iii) the sale of KCG’s reverse mortgage origination and securitization business, sale of KCG’s futures commission merchant and the agreement to sell KCG Hotspot; (iv) changes in market structure, legislative, regulatory or financial reporting rules, including the increased focus by regulators, the New York Attorney General, Congress and the media on market structure issues, and in particular, the scrutiny of high frequency trading, alternative trading systems, market fragmentation, colocation, access to market data feeds, and remuneration arrangements such as payment for order flow and exchange fee structures; (v) past or future changes to organizational structure and management; (vi) KCG’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by KCG’s customers and potential customers; (vii) KCG’s ability to keep up with technological changes; (viii) KCG’s ability to effectively identify and manage market risk, operational and technology risk, legal risk, liquidity risk, reputational risk, counterparty and credit risk, international risk, regulatory risk, and compliance risk; (ix) the cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings; and (x) the effects of increased competition and KCG’s ability to maintain and expand market share. The list above is not exhaustive. Readers should carefully review the risks and uncertainties disclosed in KCG’s reports with the SEC, including, without limitation, those detailed under “Risk Factors” in KCG’s Annual Report on Form 10-K for the year-ended December 31, 2013, under “Certain Factors Affecting Results of Operations” in KCG’s Quarterly Report on Form 10-Q for the period ended September 30, 2014 and other reports or documents KCG files with, or furnishes to, the SEC from time to time.

CONTACTS

Sophie Sohn	Jonathan Mairs
Communications & Marketing	Investor Relations
312-931-2299	201-356-1529
media@kcg.com	jmairs@kcg.com